TITAN MACHINERY APPOINTS THEODORE CROSBIE TO BOARD OF DIRECTORS

WEST FARGO, N.D-July 15, 2014- Titan Machinery Inc. (NASDAQ:TITN) announced today that it has appointed Theodore (“Ted”) Crosbie, Ph.D., to its Board of Directors. Dr. Crosbie’s term will begin August 1, 2014.  With the appointment of Dr. Crosbie, the Board now consists of nine board members, including six independent members.

“We are pleased that Ted has accepted the invitation to join our Board of Directors,” said David Meyer, Titan Machinery’s Board Chair and CEO.  “Ted has enjoyed a distinguished career in the field of agriculture, including 18 years at Monsanto, during which he pioneered the development and implementation of Monsanto’s precision agriculture programs for farmers, among many other accomplishments. We believe that we will benefit from Ted’s tremendous expertise in agricultural sciences and a deep knowledge of our core customer base in the Upper Midwest and look forward to his contributions to Titan Machinery.”

“Titan Machinery has a longstanding history of providing a premier selection of equipment and superior services to agriculture and construction customers, and I am pleased to be appointed to the Company’s Board of Directors,” said Dr. Crosbie.  “I look forward to applying my experience and providing my insight to Titan Machinery.”

Dr. Crosbie recently retired from Monsanto Company in March 2014, after serving the company in senior leadership positions since 1996. Most recently, Dr. Crosbie served as Vice President and the executive leader of Monsanto’s Integrated Farming Systems platform (2010 - 2014). In this role, he pioneered the effort to develop and implement Monsanto’s agronomic solutions and precision agriculture programs for farmers. From 1999 to 2010, he served as Vice President of Global Plant Breeding of the Monsanto Agricultural Sector, where he was responsible for seven crops worldwide. He also served as Director of Monsanto’s Business Seeds Team (1997 - 1999), and as Director of Global Wheat Breeding (1996). From 1990 to 1995, Dr. Crosbie was the President and Chief Executive Officer of ICI Seeds, USA. Prior to 1990, Dr. Crosbie held various corporate and academic positions in the plant breeding, biotechnology, and agronomy fields.

In addition, Dr. Crosbie has held numerous public service positions. Currently, Dr. Crosbie serves as the Chief Technology Officer for the State of Iowa, a position he has held since 2005. In 2013, Dr. Crosbie was recognized by Governor Terry Branstad of Iowa and the Iowa Innovation Corporation with a Lifetime Achievement Award for his contributions to the economic development in the state of Iowa.

Dr. Crosbie earned a B.S. in Agricultural Education in 1973, an M.S. in Plant Breeding and Cytogenetics in 1976 and his Ph.D. in Plant Breeding and Cytogenetics in 1978, all from Iowa State University.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 96 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including three outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
310-954-1105